Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MTR Gaming Group, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-14475 and 333-62937), the Post Effective Amendment No. 4 to the Form S-1 Registration Statement on Form S-3 (No. 333-12839), the Registration Statement on Form S-4 (No. 333-105188), and the Registration Statements on Forms S-8 (Nos. 333-76270 and 333-110920) of our report dated April 6, 2009, relating to the consolidated financial statements of North Metro Harness Initiative, LLC, which appear in this Amendment No. 2 on Form 10-K/A to Form 10-K for the year ended December 31, 2008.  Our report contains an explanatory paragraph regarding North Metro Harness Initiative, LLC’s ability to continue as a going concern.

/s/ BDO SEIDMAN, LLP

Dallas, Texas

February 3, 2010